                        VOTING AND SHAREHOLDERS AGREEMENT


                  VOTING AND SHAREHOLDERS AGREEMENT dated as of July ____, 1998 by and between PIONEER VENTURES ASSOCIATES LIMITED PARTNERSHIP, having an office at 651 Day Hill Road, Windsor, Connecticut 06095 ("PVALP"), AND TURAN M. ITIL, KURT Z. ITIL, YASMIN ITIL LE BARS, ELEONORE ITIL, I. RONALD HOROWITZ, PIERRE LE BARS, AILEEN A. KUNITZ, RICHARD KATZ, EMIN ERALP, and JOSEPH DIOGUARDI (collectively hereinafter referred to as the "PRINCIPAL SHAREHOLDERS").

                  WHEREAS, the Principal Shareholders have sole or shared voting power over an aggregate of at least 3,978,000 the common shares, $.001 par value per share ("COMMON SHARES"), of NeuroCorp, Ltd. (the "COMPANY") as more specifically set forth in EXHIBIT A attached hereto;

                  WHEREAS, pursuant to a certain Investment Agreement dated the date hereof (the "INVESTMENT AGREEMENT"), PVALP is investing in the Company through the purchase of Preferred Stock and may make a additional investments in the Company through one or more Preferred Stock investments in the future; and

                  WHEREAS, the execution of this Agreement by the parties hereto is a condition precedent to the consummation of the transactions provided for in the Investment.

                  NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

                  ARTICLE I. VOTING BY PRINCIPAL SHAREHOLDERS.

         1.1 AGREEMENT TO VOTE. Each of the Principal Shareholders agrees that, so long as PVALP shall own any Preferred Stock or Common Stock, each of them shall vote all of his/hers Common Shares, whether now owned or hereafter acquired, for the election as a director(s) of the Company of the designee(s) of PVALP in accordance with paragraph 1.10 of the Investment Agreement at any meeting of the Company's shareholders at which such designee shall be

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nominated as a director. Without limiting the generality of the foregoing, the
Principal Shareholders agree to execute and deliver any and all documents, agreements and instruments, including, without limitation, proxies, as PVALP shall reasonably request so that at least two designees of PVALP shall be directors of the Company at all times while any Preferred Stock or Common Stock is held by PVALP.

         1.2 SPECIAL MEETING UPON DEFAULT. In the event of the default under, or a breach of, this Agreement, or the Investment Agreement, or the Certificate of Designation of Preferred Stock under which PVALP or its assigns are a holder of Preferred Stock, the Principal Shareholders agree to call a special meeting of the Shareholders at the sole expense of the Company and they each agree that they shall vote in favor of that number of and those nominees to the Board of Directors designated by PVALP such that the Board of Directors of the Company shall then become comprised of a majority of nominees of PVALP, after and during the continuation of any such defaults. The Principal Shareholders hereby agree to take no action to contravene, limit or otherwise terminate such PVALP board majority mechanism. The Principal Shareholders agree to vote in favor of such PVALP nominees for as long as any interest or principal remains unpaid under such Preferred Stocks.

         1.3 PRESERVATION OF BYLAWS. The provisions of Sections 1(a) and 1(b) above are in consonance with the amendments to Section 2 of Article II of the Bylaws of the Company as set forth in the Unanimous Written Consent of the Board of Directors of NeuroCorp, Ltd., dated July 22, 1998, attached hereto as EXHIBIT B, respectively, and incorporated herein by this reference (the "RESOLUTIONS"). If the directors or the shareholders of the Company further amend Section 2 of Article II of the Bylaws at any time during which PVALP shall own any Preferred Stock or Common Stock, upon the written demand therefor by PVALP, each of the Principal Shareholders shall call a special meeting of the Shareholders at the sole expense of the Company and they each agree that they shall vote all of their Common Shares, whether now

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owned or hereafter acquired, for Section 2 of Article II of the Bylaws to be restored to or retained, as the case may be, to the form as set forth in the Resolutions, in accordance with Article VII of the Bylaws.


                              ARTICLE II. TRANSFERS

         2.1 TRANSFER OF COMMON SHARES TO AFFILIATES. During the term of this Agreement, neither the Principal Shareholders nor any other person who shall become a party to or bound by this Agreement shall transfer any Common Shares, whether now or hereafter acquired by him or her, (i) to any person without the prior written consent of PVALP which consent will not be unreasonably withheld, (ii) to any affiliate, as hereinafter defined, without first obtaining the prior written consent of PVALP which consent shall not be unreasonably withheld, and the written agreement of such affiliate to be bound by and subject to the terms and conditions of this Agreement, with the same force and effect as if such person were named as a party to this Agreement or as a Principal Shareholder hereunder, or (iii) pursuant to a registration statement without the prior written approval of PVALP which consent will not be unreasonably withheld, or (iv) such that the aggregate holdings of the Principal Shareholders shall not equal less than fifty and one-tenth of one percent (50.1%) on a fully diluted basis including all of the authorized Series C Preferred Stock whether or not actually issued. The term "affiliate" shall mean (a) any spouse, parent, parent-in-law, grandparent, child, grandchild, sibling, uncle, aunt, niece, nephew or first cousin of the transferor or (b) any person which the transferor directly or indirectly controls or (c) any transfer to a person if the transferor remains a beneficial owner, as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, of the transferred shares.

                         ARTICLE III. CO-SALE PROVISIONS

         3.1 THIRD-PARTY OFFER AND NOTICE. Any voluntary or involuntary transfer of the Common Shares by any Principal Shareholder will be subject to a participation right of co-sale

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by Pioneer Ventures or its assigns on a PRO RATA fully diluted basis. If any one or more of the Principal Shareholders obtains from a third party ("THIRD PARTY PURCHASER") an offer to purchase any amount of his or her Shares, such Principal Shareholders shall submit a written notice (the "CO-SALE NOTICE") to Pioneer Ventures disclosing the amount of Common Shares proposed to be sold, the offered purchase price, the proposed closing date, and the total number of Common Shares owned by the Principal Shareholders.

         3.2 CO-SALE RIGHT OF PARTICIPATION. Upon receipt of a Co-Sale Notice from any Principal Shareholders, Pioneer Ventures or its assigns may elect to participate in such transaction and shall have the right to offer its securities, at the same price and on the same terms, on a fully diluted pro rata basis with the proposed selling shareholder(s) as set forth in the offer made by the Third Party Purchaser. Each participating selling party shall in turn be entitled to receive at the applicable closing the net proceeds of the sale allocable to the securities sold on behalf of each selling shareholder, after deduction of such selling shareholder's proportionate share of the reasonable expenses of the sale. These co-sale provisions will not apply to any sale of securities pursuant to a distribution to the public, whether pursuant to a registered public offering, Rule 144 or otherwise. If less than all of a shareholder's securities are being sold pursuant to this Article III, the securities to be sold shall be determined on a pro rata fully diluted basis.

         3.3 NOTICE OF INTENT TO PARTICIPATE IN CO-SALE. If Pioneer Ventures wishes to participate in any sale under this Article III, then Pioneer Ventures shall notify the selling Principal Shareholders in writing of such intention as soon as practicable after such Pioneer Ventures' receipt of the Co-Sale Notice made pursuant to Section 3.1, and in any event within fifteen
(15) days after the date of such Co-Sale Notice has been delivered. Such notification shall be delivered in person or by facsimile to the Principal Shareholders at the Company's offices.

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                              ARTICLE IV. REMEDIES

         4.1. VIOLATION OF AGREEMENT; CONSENT TO INJUNCTIVE RELIEF. Each of the Principal Shareholders recognizes and agrees that any violation of any of his/her obligations set forth in this Agreement would cause irreparable damage which could not be compensated by monetary damages. Such violation shall constitute an Event of Default under the Investment Agreement. Accordingly, in the event of any breach of a Principal Shareholder's obligations under this Agreement, such Principal Shareholder consents to the entry of injunctive relief by a court of competent jurisdiction restraining any such violation or threatened violation, and/or granting full voting authority to PVALP for purposes of this Agreement, in addition to any other remedies available at law or in equity.


                            ARTICLE V. MISCELLANEOUS

         5.1. REPRESENTATIONS. Each of the Principal Shareholders represents and warrants that, at the date hereof, he/she or it is the sole record and beneficial owner of the Common Shares set forth opposite his/her name on EXHIBIT A to this Agreement. Each of the Principal Shareholders represents that he/she is not the beneficial owner of any Common Shares NOT disclosed herein through any affiliate or otherwise.

         5.2 FURTHER ASSURANCES. From and after the date of this Agreement, the parties hereto shall from time to time, at the request of any other party and without further consideration, do, execute and deliver, or cause to be done, executed and delivered, all such further acts, things and instruments as may be reasonably requested or required more effectively to evidence and give effect to the transactions provided for in this Agreement.

         5.3. NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or if mailed by first class registered or certified mail return receipt requested, or by first class mail or overnight courier if received, addressed to the parties at their


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Page 6


respective addresses set forth on the first page of this Agreement, or to such other person or address as may be designated by like notice hereunder.

         5.4 MODIFICATIONS. This Agreement may not be modified or discharged orally, but only in writing duly executed by the party to be charged.

         5.5 SUCCESSORS AND ASSIGNS. All the covenants, stipulations, promises and agreements in this Agreement shall bind the parties' respective heirs, successors and assigns, whether so expressed or not.

         5.6 HEADINGS. The headings of the various sections of this Agreement are for convenience of reference only and shall in no way modify any of the terms or provisions of this Agreement.

         5.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to instruments made and to be performed entirely within such State.

         5.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

         5.9 GENDER. All pronouns used herein are inserted for convenience only and shall be applied in the masculine, feminine, or third person as appropriate for each party signing hereto.



IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date and year first above written.


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Page 7


                                      BY PVALP:


                           PIONEER VENTURES ASSOCIATES LIMITED PARTNERSHIP
                           By:   Ventures Management Partners LLC
                                 Its General Partner


                           By:   Pioneer Ventures Corp.,
                                 Its Managing Member



                           BY:
                              -----------------------------
                                 Robert A. Lerman, President


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Page 8


                         BY THE PRINCIPAL SHAREHOLDERS:



------------------------------------        ------------------------------------
Turan M. Itil                               Kurt Z. Itil



------------------------------------        ------------------------------------
Yasmin Itil Le Bars                         Eleonore Itil



------------------------------------        ------------------------------------
I. Ronald Horowitz                          Pierre Le Bars



------------------------------------        ------------------------------------
Aileen A. Kunitz                            Richard Katz



------------------------------------        ------------------------------------
Joseph DioGuardi                            Emin Eralp




              CONSENTED TO, AND THE OBLIGATION SET FORTH IN ARTICLE I TO PAY FOR SUCH SPECIAL MEETINGS OF THE SHAREHOLDERS IS HEREBY AGREED TO:


                                        NEUROCORP, LTD.



                                        BY:
                                           -------------------------------------
                                           Turan M. Itil, Chairman and President

                                    EXHIBIT A

                                       TO

                                VOTING AGREEMENT


                             PRINCIPAL SHAREHOLDERS


 NAME AND ADDRESS(1)            NO. OF                        PERCENTAGE
--------------------            SHARES                         OWNERSHIP
                                ------                        ----------
Turan M. Itil                   897,200                          8.30%

Kurt Z. Itil                  1,138,800                         10.16%

Yasmin Itil Le Bars             723,000                          6.69%

Eleonore Itil                   522,000                          4.83%

I. Ronald Horowitz(2)                 0                          0.00%

Pierre Le Bars                  210,000                          1.94%

Aileen A. Kunitz(3)              87,000                          0.008%

Richard Katz                    147,000                          1.36%

Joseph DioGuardi                  3,000                          0.00027%

Emin Eralp                       84,000                          0.007%
                                 ------

Total(4)                      3,812,000

-----------------

(1) The address for these individuals and entities is c/o NeuroCorp, Ltd., 150 White Plains Road, Tarrytown, New York 10591.

(2) Mr. Horowitz has 250,000 options to purchase common stock, which would equal 2.18% on a fully diluted basis.

(3)  Excludes 3,800 shares held by Ms. Kunitz's son and daughter.

(4) Total shares issued and outstanding at June 30, 1998 equals 11,213,806 shares plus the 250,000 options to purchase shares held by Mr. Horowitz.

                                    EXHIBIT B


                  (Resolutions approved by Board of Directors)